Exhibit 3.78

CERTIFICATE OF INCORPORATION OFA PRIVATE LIMITED COMPANY Company No. 7098531 The Registrar of Companies for England and Wales, hereby certifies that ENSCO GLOBAL RESOURCES LIMITED is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered office is in England/Wales Given at Companies House on 8th December 2009